Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2026 relating to the financial statements of W&T Offshore, Inc. and the effectiveness of W&T Offshore, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of W&T Offshore, Inc. for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 8, 2026